UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

E. I. du Pont de Nemours and Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

March 13, 2015

Dear Nelson:

On behalf of the DuPont Board of Directors, we are writing this letter in response to your recent proposal.

This correspondence follows your request on Wednesday, March 11, for an immediate in-person meeting with Ellen in New York City. We promptly scheduled a call with you that same evening to hear your proposal. Following that discussion, we convened the full DuPont Board of Directors to present and discuss the proposal you shared with us, consistent with our standards for proper governance. Specifically, you proposed that:

•                  DuPont accept all four Trian nominees;

•                  You and one other Trian nominee would go on the DuPont Board; the DuPont Board would decide if it wanted to expand the number of directors or ask two current directors not to stand for election;

•                  The remaining two Trian nominees would go on the Chemours Board; and,

•                  The DuPont Board would change certain corporate governance provisions at Chemours.

After thorough consideration, it was the unanimous conclusion of the Board that this proposal does not represent a meaningful step toward a constructive resolution. While the Board continues to give serious consideration to finding a mutually acceptable resolution that serves the best interests of all shareholders, we are firm in our view that direct representation by a Trian principal cannot meet this requirement.

Since it made its investment, Trian has been singularly focused on a high-risk agenda to break up and add excessive debt to DuPont. While you had previously backtracked publicly from the break-up plan, your comments on CNBC on March 12 reiterated your commitment to it. Our concern about your plan is exacerbated by Trian’s stated practice of establishing a shadow management team that would be committed to advancing Trian’s singular focus, which the Board believes would destroy value.

Consistent with our intent to find a constructive resolution, the Board affirmed that we are prepared to add one of your nominees, John H. Myers, to the DuPont Board. We believe this should be an attractive proposal because, as you acknowledged when we spoke, you are an enthusiastic supporter of both Ed Breen and Jim Gallogly, our two newest directors. In fact, you tried to recruit Jim Gallogly to your slate. With the addition of one of your current nominees, three current DuPont directors would have your express approval and support. We hope you will reconsider this proposal.

We want to emphasize that we remain open to engaging in meaningful dialogue to reach a resolution that serves the best interests of all shareholders.

Sincerely,

/s/ Ellen Kullman	/s/ Alexander M. Cutler

Ellen Kullman	Alexander M. Cutler
Chair of the Board and Chief Executive Officer	Lead Independent Director

ADDITIONAL INFORMATION AND WHERE TO FIND IT

DuPont has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting. Prior to the Annual Meeting, DuPont will file a definitive proxy statement.  DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont’s 2015 Annual Meeting. Information about DuPont’s directors and executive officers is available in DuPont’s preliminary proxy statement, filed with the SEC on February 27, 2015 and amended on March 6, 2015, for its 2015 Annual Meeting. To the extent holdings of DuPont’s securities by such directors or executive officers have changed since the amounts printed in the preliminary proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement and, to the extent applicable, will be updated in the definitive proxy statement and other materials to be filed with the SEC in connection with DuPont’s 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at DuPont’s website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.